PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation Announces
Quarterly Cash Dividend of $0.03 Per Share
Winston-Salem, NC, February 1, 2006 — Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on January 18, 2006, declared a quarterly cash dividend of $0.03 per share on the Corporation’s common stock. The dividend is payable on March 1, 2006 to shareholders of record as of the close of business on February 15, 2006. This is the Corporation’s fourth consecutive quarterly dividend, following its former practice of annual cash dividends.
About the Company
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with nineteen banking offices throughout the Piedmont Triad region of North Carolina. Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
For Additional Information:
F. Scott Bauer, Chairman/CEO
336-768-8500